Exhibit 99.1

Heinz Agrees to Acquire 80% Stake in a Leading Brazilian Food Company;
Heinz also Reports Strong Third-Quarter Results with EPS of $0.84 on Higher Sales, Led by Emerging Markets, Top 15 Brands and North American Consumer Products

Fiscal 2011 Third-Quarter Highlights:

  Reported sales grew 1.5% to $2.72 billion, organic sales up 1.7%, constant currency sales rose 2.9%
  Emerging Markets delivered 14.1% organic sales growth (14.6% reported) and 16% of the Company’s total sales
  Top 15 brands achieved 3.8% organic sales growth (2.1% reported)
  North American Consumer Products reported 3% sales growth on higher volume
  Gross profit margin improved by 30 basis points
  Operating Income increased 0.4% to $438 million
  Total Company net income grew 19.8% to $274 million
  Net income from continuing operations rose 3.7%
  Earnings per share from continuing operations grew 1.2%
  Operating free cash flow of $438 million, in line with very strong third quarter last year
  On a constant currency, continuing operations basis, operating income grew 2.1% and EPS 3.6%

Reconciliations of non-GAAP amounts are set forth in the attached financial tables. Organic sales are defined as volume plus price or total sales growth excluding the impact of foreign exchange and acquisitions and divestitures. Operating free cash flow is defined as cash from operations less capital expenditures net of proceeds from disposal of Property, Plant & Equipment. Also, constant currency as used in this press release is defined as the reported amount adjusted for translation (the effect of changes in average foreign exchange rates between the current period and the corresponding prior year) and the impact of current and prior-year foreign currency translation hedges.

PITTSBURGH--(BUSINESS WIRE)--March 3, 2011--H.J. Heinz Company (NYSE:HNZ) today announced that it has agreed to acquire an 80% stake in Coniexpress S.A. Industrias Alimenticias, a leading Brazilian manufacturer of the Quero brand of tomato-based sauces, tomato paste, ketchup, condiments and vegetables. The acquisition of the Quero business, which has annual sales of approximately $325 million, accelerates Heinz’s growth in Latin America and gives the Company its first major business in Brazil, the world’s fifth most populated nation.

Heinz also reported strong third-quarter results with growth of 1.5% in sales, an increase of 20% in total Company net income, and higher earnings per share of $0.84. Heinz delivered organic sales growth of more than 14% in Emerging Markets, led by China, India, Indonesia and Russia, as well as organic growth of 3.8% in its Top 15 brands and higher sales and volume in North American Consumer Products.

Brazilian Acquisition

“The Quero brand is a natural fit with the global capabilities of Heinz and gives us a scalable growth platform in Brazil, a key Emerging Market with nearly 200 million consumers and a growing economy,” said Heinz Chairman, President and CEO William R. Johnson. “This transaction is another significant step in our Emerging Markets strategy. With Quero, Heinz will be well positioned in the key Emerging Markets of Brazil, Russia, India, and China as well as Indonesia. We expect the Quero business to approximately double Heinz’s sales in Latin America in the first full year.”

The Quero brand holds number one or number two positions in numerous tomato-based categories in Brazil and the leading position in vegetables. The acquisition comes with a modern factory that is centrally located in Nerópolis and a new, fully automated distribution center. The Quero business has nearly 1,800 employees. Terms of the transaction were not disclosed. Heinz expects to close the transaction in the next few months.

Mr. Johnson said: “Quero will benefit from the same ‘buy-and-build’ strategy that has fueled our success in other Emerging Markets. We intend to drive growth in the Quero product line through increased innovation and marketing, by applying our proven capabilities with the modern trade and by leveraging our technical expertise in tomato products, ketchup, sauces and vegetables. The business provides an excellent platform from which to expand sales and distribution of Heinz-branded products across Brazil.”

Quero is already a leader in small, independent stores and shops throughout the country. Heinz expects to build on that position by leveraging its experience in larger supermarkets and commercial outlets.

Mr. Johnson said: “Brazil has been on our priority list for some time because it generates about 45% of Latin America’s Gross Domestic Product and is one of the fastest growing economies in the world. It is a market with attractive economic growth, a large number of middle-class consumers and strong upside potential.”

He said Heinz now expects Emerging Markets to generate more than 20% of its total sales in Fiscal 2012, which begins on April 28. This reflects continuing strong organic sales growth and the acquisitions of the Quero business, and Foodstar, a leading soy sauce manufacturer in China that Heinz purchased in November to accelerate growth in the world’s second-largest economy.

Heinz expects the Quero acquisition will be modestly dilutive to earnings in Fiscal 2012 as the Company invests in the business to drive growth, but accretive to earnings starting in Fiscal 2013.

Heinz was advised in this transaction by J.P. Morgan Securities, LLC.

Fiscal 2011 Third-Quarter Results

In the quarter ended January 26, Heinz reported sales of $2.72 billion and achieved its twenty-third consecutive quarter of organic sales growth. Sales reflected volume growth of 0.5%, a 1.2% benefit from the acquisition of Foodstar in China and net price increases of 1.2%. Foreign exchange translation rates reduced sales by 1.4%.

Operating income increased 0.4% to $438 million. Total Company net income grew 19.8% to $274 million from $229 million in the year-earlier quarter. Earnings per share from continuing operations increased 1.2% to 84 cents per share, reflecting higher sales, volume and mix, improved margins and a more favorable effective tax rate.

On a constant currency, continuing operations basis, sales rose 2.9%, operating income 2.1% and EPS 3.6%. These increases were achieved while overlapping the highest profit quarter of the prior year. Currency movements had a $0.02 unfavorable impact on EPS in the third quarter, as 63% of the Company’s sales were generated outside the U.S.

Mr. Johnson said: “Heinz delivered strong third-quarter results, reflecting our strategic focus on accelerating growth in Emerging Markets and driving innovation and marketing behind the leading brands in our portfolio. Overall, Heinz continues to demonstrate that we are one of the most consistent and best-performing companies in the packaged foods industry, with strong businesses and brands, and a winning strategy in a changing world.”

Emerging Markets were the most dynamic growth driver for Heinz, delivering volume growth of 7.2% as the Company reported higher sales and volume of Complan® and Glucon-D® nutritional beverages in India, ABC® branded products in Indonesia, Heinz® branded products in Russia, particularly Ketchup, and Heinz infant nutrition products in China. The November acquisition of Foodstar, a leading manufacturer of soy sauce and fermented bean curd, added to strong organic sales growth in China. Pricing in Latin America also contributed to the growth in Emerging Markets. Overall, Emerging Markets generated 16% of the Company’s total reported sales as Heinz continued to launch new products and expand marketing and distribution in these highly populated markets with growing economies and rising numbers of new middle-class consumers.

North American Consumer Products, posted strong results, with 3.0% sales growth and 3.6% volume growth. The volume increases were led by Heinz Ketchup and Heinz Gravy, which had a record holiday season, Ore-Ida® frozen potatoes, Smart Ones® nutritional entrees, and Classico® pasta sauces. Heinz invested behind its leading brands in North America to drive growth and innovation and supported its product line with cost-effective marketing and disciplined promotion.

The growth in the Company’s Top 15 brands was led by Heinz branded products, ABC, Complan and Smart Ones. Heinz delivered organic sales growth of 3.0% in ketchup (flat on a reported basis), led by higher sales and volume in the U.S. and Russia.

Gross profit increased 2.3% to $1.03 billion and the gross profit margin increased to 37.8% from 37.5%, an improvement of 30 basis points, as productivity improvements, favorable sales mix in U.S. retail products, higher volume and net pricing more than offset current commodity costs. Gross profit benefited from the impact of the Foodstar acquisition, but that benefit was more than offset by a $16 million unfavorable impact from foreign exchange translation rates.

Selling, general and administrative expenses increased 3.7%, largely reflecting costs associated with the Foodstar acquisition, and Heinz’s increasing investment in Keystone, a company-wide initiative to leverage global scale and enhance productivity by implementing global capabilities, systems and processes.

The effective tax rate for the quarter was 26.1%, compared with 27.2% last year.

Operating free cash flow was strong at $438 million.

Third-Quarter Marketing Highlights

  In the U.S., the T.G.I. Friday’s branded product line announced the launch of its first single-serve entrees, including five bag meals and four tray meals. The brand also introduced single-step preparation skillet meals for two.
  The Smart Ones brand launched value packs of breakfast sandwiches and mini-cheeseburger sliders.
  Heinz began shipping Dip & Squeeze® foodservice Ketchup in the U.S. to kick off the national launch.
  Ore-Ida, the number-one brand of frozen potatoes in the U.S., introduced attractive new packaging. Also, Ore-Ida Sweet Potato fries became the top-selling SKU in the fast-growing sweet potato segment.
  Heinz Ketchup introduced a limited edition glass bottle in the U.S.
  In Canada, Heinz Ketchup achieved a record 83% share of market.
  In the U.K., Heinz launched HP® Sauce with Guinness® and announced the upcoming launch of Heinz Tomato Ketchup with Balsamic Vinegar.
  In Australia, Heinz introduced a new variety of its LOL® fizzy fruit juices and new easy-pour packaging for Golden Circle® juices.
  In Russia, Heinz introduced its first line of canned vegetables.
  In Indonesia, the ABC brand launched Black Gold®, a new variety of soy sauce, supported by a digital and television campaign. ABC also launched a new hot variety of soy sauce.
  In India, Heinz expanded the launch of its Complan Memory and Complan Nutri-Gro® varieties of nutritional beverages.

Fiscal 2011 Outlook

As Heinz announced on February 24, 2011 at the annual conference of the Consumer Analyst Group of New York (CAGNY), the Company expects full-year-reported EPS in the range of $3.04 to $3.10, up from its previous range of $2.95 to $3.05. This outlook for Fiscal 2011, which ends April 27, reflects the flow-through of currency movements and the Company’s plans to increase fourth-quarter investments while allowing for the effect of potential market disruptions in areas of the Middle East and Latin America. Additionally, this outlook does not include any potential one-time, transaction related costs if the Quero acquisition closes in this fiscal year. Heinz also raised its outlook for full-year operating free cash flow to $1.2 billion, up from its previous projection of $1.15 billion.

Heinz maintained its constant currency outlook for operating income growth of 7 to 10% and now sees full-year sales growth in the range of 2 to 3%. This revised sales outlook primarily reflects the impact of a month-long labor stoppage in Venezuela and the slower than expected recovery in the U.S. foodservice industry.

OPERATING RESULTS BY BUSINESS SEGMENT

North American Consumer Products

Sales of the North American Consumer Products segment increased 3.0% to $839 million on higher volume, led by Classico pasta sauces, Smart Ones frozen entrees, Ore-Ida frozen potatoes, Heinz Ketchup and gravy, reflecting new products and the impact of the Consumer Value Program (CVP). Net prices decreased 1.7%, reflecting increased trade promotion, primarily through the CVP, which began late in the third-quarter of Fiscal 2010. Favorable Canadian exchange translation rates increased sales 1.0%. Operating income increased 13.7% to $235 million.

Europe

Heinz Europe sales decreased 5.3% to $832 million as unfavorable foreign exchange translation rates decreased sales by 5.3%. Net pricing increased 2.5% as a result of reduced promotional activity in the UK particularly on Heinz soup, and pricing in Italian infant nutrition. Volume decreased 2.5%, as increases in Heinz branded products in Russia were more than offset by declines in soup in the UK and Germany, Italian infant nutrition, and across certain product categories in The Netherlands. Operating income grew 4.7% to $163 million.

Asia/Pacific

Heinz Asia/Pacific sales grew 16.8% to $584 million, with 4.5% volume growth led by Complan and Glucon-D nutritional beverages in India, ABC products in Indonesia, and infant feeding and Long Fong® frozen products in China. Sales in Australia were impacted by competitive activity and soft category trends. Pricing decreased 0.6%. The Foodstar acquisition in the third quarter of Fiscal 2011 increased sales 5.9%. Favorable exchange translation rates increased sales by 7.0%. Operating income decreased 9.2% to $43 million.

U.S. Foodservice

Sales of the U.S. Foodservice segment declined 0.5% to $353 million. Pricing increased sales 2.3%, largely due to Heinz Ketchup, reduced trade promotions and prior-year price increases on non-ketchup tomato products. Volume decreased by 2.8%, reflecting the industry trend of weak restaurant traffic and declines in frozen desserts and soup, and non-branded sauces. Operating income increased 12.7% to $48 million.

Rest of World

Sales for Rest of World decreased 14.5% to $114 million as foreign exchange translation rates decreased sales 25.0%, largely due to the devaluation of the Venezuelan currency late in the third quarter of Fiscal 2010. Higher pricing increased sales by 14.8%, largely due to price increases in Latin America taken to mitigate inflation. Volume decreased 4.3%, reflecting a decline in Venezuela that more than offset volume growth in the Middle East and South Africa. Operating income decreased $9 million, or 52.3% to $8 million.

Year-To-Date

For the nine months ended January 26, 2011, Heinz reported sales of $7.82 billion. Total net income attributable to H.J. Heinz Company was $766 million, or $2.37 per diluted share, compared with $673 million, or $2.11 per diluted share a year ago. On a constant currency, continuing operations basis, sales rose 2.5%, operating income grew 6.1% and EPS increased 7.9%. On a reported continuing operations basis, sales rose 0.6%, operating income grew 3.9% and EPS increased 4.4%. Year-to-date Operating Free Cash Flow of $951 million increased 11.5% from the record cash flow of $853 million in the first three quarters of Fiscal 2010.

MEETING WITH SECURITIES ANALYSTS – INTERNET BROADCASTS

Heinz will host an investor and analyst call today at 8:30 a.m. (Eastern Time). The call will be Webcast live on www.heinz.com and will be archived for playback. Participants (institutional investors and analysts) can call 1-866-318-8611 in the U.S. and Canada and 1-617-399-5130 internationally. A listen-only broadcast for media is available on 1-866-831-6291 in the U.S. and Canada and 1-617-213-8860 for international attendees. Corresponding slides will be available for this call on www.heinz.com. The conference call will be hosted by Art Winkleblack, Executive Vice President and Chief Financial Officer, and Ed McMenamin, Senior Vice President of Finance.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release and our other public pronouncements contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions, including those that could impact consumer spending, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs, competition from lower-priced private label brands,
  increases in the cost and restrictions on the availability of raw materials, including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier and customer relationships, and the financial viability of those suppliers and customers, currency valuations and devaluations and interest rate fluctuations, changes in credit ratings, leverage, and economic conditions and the impact of these factors on the cost of borrowing and access to capital markets, our ability to effectuate our strategy, including our continued evaluation of potential opportunities, such as strategic acquisitions, joint ventures, divestitures, and other initiatives, our ability to identify, finance, and complete these transactions and other initiatives, and our ability to realize anticipated benefits from them, the ability to successfully complete cost reduction programs and increase productivity, the ability to effectively integrate acquired businesses,
  new products, packaging innovations, and product mix,
  the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation,
  the ability to further penetrate and grow and the risk of doing business in international markets, particularly our emerging markets; economic or political instability in those markets, strikes, nationalization, and the performance of business in hyperinflationary environments, in each case such as Venezuela; and the uncertain global macroeconomic environment and sovereign debt issues, particularly in Europe, changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the potential adverse impact of natural disasters, such as flooding and crop failures, the ability to implement new information systems and potential disruptions due to failures in information technology systems, with regard to dividends, dividends must be declared by the Board of Directors and will be subject to certain legal requirements being met at the time of declaration, as well as our Board’s view of our anticipated cash needs, and other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Annual Report on Form 10-K for the fiscal year ended April 28, 2010 and reports on Forms 10-Q thereafter.

The forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

ABOUT HEINZ: H.J. Heinz Company, offering “Good Food Every Day”™ is one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or “on-the-go.” Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz’s total sales), Ore-Ida® potato products, Weight Watchers® Smart Ones® entrees, T.G.I. Friday’s® snacks, and Plasmon infant nutrition. Heinz is famous for its iconic brands on six continents, showcased by Heinz® Ketchup, The World’s Favorite Ketchup®.

H.J. Heinz Company and Subsidiaries
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)

	Third Quarter Ended		Nine Months Ended
	January 26, 2011	January 27, 2010	January 26, 2011	January 27, 2010
	FY2011	FY2010	FY2011	FY2010

Sales	$2,722,350	$2,681,702	$7,817,798	$7,770,173
Cost of products sold	1,694,057	1,676,436	4,914,901	4,939,349

Gross profit	1,028,293	1,005,266	2,902,897	2,830,824

Selling, general and administrative expenses	589,895	568,756	1,641,985	1,616,837

Operating income	438,398	436,510	1,260,912	1,213,987

Interest income	6,259	4,166	14,954	40,341
Interest expense	69,321	71,978	203,401	226,592
Other expense, net	(1,321)	(2,438)	(19,129)	(17,478)

Income from continuing operations before income taxes	374,015	366,260	1,053,336	1,010,258

Provision for income taxes	97,488	99,523	274,272	273,301
Income from continuing operations	276,527	266,737	779,064	736,957

Loss from discontinued operations, net of tax	-	(35,588)	-	(49,389)
Net income	276,527	231,149	779,064	687,568

Less: Net income attributable to the noncontrolling interest	2,742	2,622	13,417	15,042
Net income attributable to H.J. Heinz Company	$273,785	$228,527	$765,647	$672,526

Income/(loss) per common share:
Diluted
Continuing operations attributable to H.J. Heinz Company common shareholders	$0.84	$0.83	$2.37	$2.27
Discontinued operations attributable to H.J. Heinz Company common shareholders	-	(0.11)	-	(0.16)
Net income attributable to H.J. Heinz Company common shareholders	$0.84	$0.72	$2.37	$2.11

Average common shares
outstanding - diluted	324,199	318,036	322,561	317,627

Basic
Continuing operations attributable to H.J. Heinz Company common shareholders	$0.85	$0.83	$2.39	$2.28
Discontinued operations attributable to H.J. Heinz Company common shareholders	-	(0.11)	-	(0.16)
Net income attributable to H.J. Heinz Company common shareholders	$0.85	$0.72	$2.39	$2.13

Average common shares
outstanding - basic	321,277	315,955	319,613	315,519

Cash dividends per share	$0.45	$0.42	$1.35	$1.26

Amounts attributable to H.J. Heinz Company common shareholders:
Income from continuing operations, net of tax	$273,785	$264,115	$765,647	$721,915
Loss from discontinued operations, net of tax	-	(35,588)	-	(49,389)
Net income	$273,785	$228,527	$765,647	$672,526

(Totals may not add due to rounding)

H.J. Heinz Company and Subsidiaries
Segment Data

(Amounts in thousands)	Third Quarter Ended		Nine Months Ended
	January 26, 2011	January 27, 2010	January 26, 2011	January 27, 2010
	FY2011	FY2010	FY2011	FY2010
Net external sales:
North American Consumer Products	$839,296	$815,042	$2,404,033	$2,333,795
Europe	831,898	878,263	2,343,340	2,493,054
Asia/Pacific	583,972	500,060	1,673,517	1,461,251
U.S. Foodservice	353,320	355,091	1,044,272	1,064,549
Rest of World	113,864	133,246	352,636	417,524
Consolidated Totals	$2,722,350	$2,681,702	$7,817,798	$7,770,173

Operating income (loss):
North American Consumer Products	$235,442	$207,048	$630,486	$592,121
Europe	163,490	156,094	414,282	420,089
Asia/Pacific	43,211	47,574	173,087	153,882
U.S. Foodservice	47,778	42,383	138,393	116,699
Rest of World	8,001	16,771	36,669	55,740
Other:
Non-Operating	(59,524)	(33,360)	(132,005)	(108,795)
Up front productivity charges (a)	-	-	-	(15,749)
Consolidated Totals	$438,398	$436,510	$1,260,912	$1,213,987

The company's revenues are generated via the sale of products in the following categories:

Ketchup and Sauces	$1,139,184	$1,087,155	$3,345,108	$3,266,101
Meals and Snacks	1,148,823	1,176,485	3,145,174	3,205,882
Infant/Nutrition	284,614	280,454	846,663	863,982
Other	149,729	137,608	480,853	434,208
Total	$2,722,350	$2,681,702	$7,817,798	$7,770,173

(a) Includes costs associated with targeted workforce reductions and asset write-offs related to a factory closure, both of which were part of a corporation-wide initiative to improve productivity.

H.J. Heinz Company and Subsidiaries
Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratios discussed in the Company's press release dated March 3, 2011:

Operating Free Cash Flow Calculation	Third Quarter Ended				Nine Months Ended
(amounts in thousands)	January 26, 2011		January 27, 2010		January 26, 2011		January 27, 2010
	FY 2011		FY 2010		FY 2011		FY 2010
Cash provided by operating activities	$509,468		$493,246		$1,141,555		$1,002,122
Capital expenditures	(73,116)		(54,249)		(195,218)		(150,419)

Proceeds from disposals of property, plant and equipment	1,197		370		4,947		1,334

Operating Free Cash Flow	$437,549		$439,367		$951,284		$853,037

Constant Currency Amounts

The following table reconciles the Company's reported results to constant currency results for both the current and prior year periods.

(amounts in thousands, except per share amounts)	Reported Results	-	Currency Translation	-	Currency Translation Hedges	=	Constant Currency Results		Currency Impact

Sales
Third Quarter Ended January 26, 2011	$2,722,350		$(37,272)		$-		$2,759,622	(b)
Third Quarter Ended January 27, 2010	$2,681,702		$-		$-		$2,681,702
Change	$40,648						$77,920
% Change	1.5%						2.9%

Nine Months Ended January 26, 2011	$7,817,798		$(147,626)		$-		$7,965,424	(b)
Nine Months Ended January 27, 2010	$7,770,173		$-		$-		$7,770,173
Change	$47,625						$195,251
% Change	0.6%						2.5%

Operating Income
Third Quarter Ended January 26, 2011	$438,398		$(7,067)		$-		$445,465	(b)
Third Quarter Ended January 27, 2010	$436,510		$-		$-		$436,510
Change	$1,888						$8,955
% Change	0.4%						2.1%

Nine Months Ended January 26, 2011	$1,260,912		$(27,278)		$-		$1,288,190	(b)
Nine Months Ended January 27, 2010	$1,213,987		$-		$-		$1,213,987
Change	$46,925						$74,203
% Change	3.9%						6.1%

EPS from continuing operations
Third Quarter Ended January 26, 2011	$0.84		$(0.01)		$-		$0.86	(b)
Third Quarter Ended January 27, 2010	$0.83		$-		$-		$0.83	(c)
Change	$0.01						$0.03		$(0.02)
% Change	1.2%						3.6%

Nine Months Ended January 26, 2011	$2.37		$(0.05)		$(0.02)		$2.45	(b)
Nine Months Ended January 27, 2010	$2.27		$-		$(0.01)		$2.27	(c)
Change	$0.10						$0.18
% Change	4.4%						7.9%

Organic Sales	Organic Sales Growth (a)	+	Foreign Exchange	+	Acquisitions/ Divestitures	=	Total Net Sales Change

Q3 FY11 Emerging Markets	14.1%		(7.6%)		8.0%		14.6%
Q3 FY11 Top 15 brands	3.8%		(1.7%)		0.0%		2.1%
Q3 FY11 global ketchup	3.0%		(3.1%)		0.0%		0.0%

(a)	Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency translation rates and acquisitions/divestitures.
(b)	Excludes currency translation versus FY10 average rates as well as current year translation hedge.
(c)	Excludes prior year translation hedge.

(Totals may not add due to rounding)

H.J. Heinz Company
Non-GAAP Performance Ratios

Sales Variances
The following table illustrates the components of the change in net sales versus the prior year.

	2006**	2007**	2008	Q109	Q209	Q309	Q409	2009	Q110	Q210	Q310	Q410	2010	Q111	Q211	Q311

Total Heinz (Continuing Operations):
Volume	3.9%	0.8%	3.9%	5.4%	(0.9%)	(6.2%)	(1.9%)	(1.1%)	(3.9%)	(3.8%)	1.2%	1.6%	(1.3%)	2.5%	0.3%	0.5%
Price	(0.1%)	2.2%	3.5%	5.3%	7.2%	8.1%	7.6%	7.1%	6.0%	4.6%	1.8%	1.0%	3.4%	1.1%	0.6%	1.2%
Acquisition	5.0%	1.3%	0.7%	0.7%	1.2%	2.5%	3.4%	2.0%	3.1%	3.1%	2.9%	0.3%	2.3%	0.1%	0.1%	1.2%
Divestiture	(1.2%)	(3.1%)	(0.8%)	0.0%	(0.2%)	(0.1%)	(0.2%)	(0.1%)	(0.2%)	0.0%	0.0%	0.0%	(0.1%)	0.0%	0.0%	0.0%
Exchange	(1.4%)	2.8%	5.2%	4.1%	(3.2%)	(11.3%)	(13.9%)	(6.6%)	(9.0%)	(1.0%)	6.9%	5.5%	0.5%	(2.1%)	(2.3%)	(1.4%)
Total Change in Net Sales	6.1%	3.9%	12.3%	15.5%	4.0%	(7.1%)	(5.0%)	1.3%	(4.0%)	2.9%	12.7%	8.3%	4.8%	1.6%	(1.2%)	1.5%
Total Organic Growth (a)	3.8%	3.0%	7.4%	10.7%	6.3%	1.9%	5.7%	6.0%	2.1%	0.8%	3.0%	2.6%	2.1%	3.6%	0.9%	1.7%
(a)	Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.

**	Fiscal 2007 had one less week than Fiscal 2006

(Totals may not add due to rounding)

CONTACT:
H.J. Heinz Company
Media:
Michael Mullen, 412-456-5751
Michael.mullen@us.hjheinz.com
or
Investors:
Margaret Nollen, 412-456-1048